Exhibit 10.2

Credit Facility Agreement

Regarding an Umbrella Facility in the amount of

EUR 20.000.000,—

dated 18.06.2012

Deutsche Bank AG

Filiale Deutschlandgeschäft

Koblenzer Straße 7, 57072 Siegen

(the “Bank”)

and

IPG Laser GmbH

Siemensstraße 7, 57299 Burbach

(the “Borrower”)

enter into the following agreement (the “Credit Facility Agreement”), pursuant to which the Bank makes available a revolving credit facility to the Borrower (the “Credit Facility”) on the basis of the General Business Conditions of the Bank (Allgemeine Geschäftsbedingungen):

§ 1 - PARTIES

Borrower:	IPG Laser GmbH

Bank:	Deutsche Bank AG, Filiale Deutschlandgeschäft, Siegen

§ 2 - Credit Facility:

(1)	Aggregate Facility Amount

The Bank makes available to the Borrower the Credit Facility in the amount of EUR 20.000.000,— (in words: Euro twenty million) (“Aggregate Facility Amount”).

The Credit Facility may be utilized through the following partial credit facilities:

1) Cash Credit Facility € 15.000.000,— (in words: Euro fifteen million) (“Cash Credit Facility”)

2) Guarantee Facility € 5.000.000,— (in words: Euro five million) (“Guarantee Facility”)

(2)	Term of the Credit Facility

The Credit Facility is available until June 30, 2014.

(3)	Purpose

The proceeds of the Credit Facility will only be used for general working capital financing purposes / short-term general corporate purposes / regular business activities especially the financing of the outstanding debts and inventories of the Borrower as well as – pursuant to Clause 5 – of companies of which the Borrower directly or indirectly owns a majority interest according to section 16 of the German Stock Corporation Act (Aktiengesetz) (“Affiliated Companies”). The use of this Credit Facility for acquisitions irrespective of form, duration and amount will require the prior consent of the Bank.

(4)	Remaining obligation

The obligations of the Borrower under this Agreement will not end upon expiration or termination of this Credit Facility Agreement but shall remain in full force and effect until all amounts payable to the Bank under this Credit Facility Agreement, including, without limitation, interest and all fees, have been conclusively repaid.

(5)	Definitions

In this Credit Facility Agreement the following words and terms are defined as specified below:

“Banking Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Siegen.

“EONIA” means the Euro OverNight Index Average as determined by the European Central Bank for each TARGET-day. On days which are not a TARGET-day the EONIA as determined on the immediately preceeding TARGET-day shall apply. If no EONIA is available on a TARGET-day the Bank will determine the applicable reference interest rate in accordance with section 315 German Civil Code (BGB) on the basis of the quotations for overnight funds in the European interbank market.

“EURIBOR” means the interest rate per annum for deposits in Euro for the relevant interest period displayed on the Reuters page EURIBOR01 or a respective succeeding page EURIBOR01 for 11.00 a.m. Brussels time two TARGET-days prior to the disbursement/the commencement of the respective interest period. If the EURIBOR cannot be determined two TARGET-days prior to the first interest period, the Bank and the Borrower will negotiate the interest rate for the relevant interest period. The Bank is not obligated to disburse the loan unless an agreement about the applicable interest rate has been reached. The Bank is released from its obligation to disburse the loan if an agreement about the applicable interest rate is not reached within 15 days. If the EURIBOR for an interest period following the first interest period cannot be determined the Bank will determine the applicable interest rate for the relevant interest period based on interest rates customary in the interbank market for the particular interest period plus agreed margin.

“Financial Indebtedness” means any indebtedness for or in respect of (i) moneys borrowed, (ii) any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent, (iii) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument, (iv) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease, (v) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis), (vi) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing, (vii) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account), (viii) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and (ix) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (i) to (viii) above, (x) a guarantee, surety or other obligation for any of the obligations listed in paragraphs (i) to (ix), and (xi) provisions for pension obligations.

“TARGET-day” is any day on which the Trans-European Automated Real Time Gross Settlement Express Transfer System is open for the settlement of payments in Euro.

§ 3 – Utilization of the Cash Credit Facility

Availability Cash Credit Facility:	The Credit Facility may be utilized up to a maximum aggregate amount of the Cash Credit Facility through:

Cash Credit	–	Current account cash advances in Euro (“Cash Credit”).

Fixed-Interest Loan	–	Short-term loans with fixed interest rates in Euro with credit periods of 1, 3 or 6 months (“Fixed-Interest Loans”) as agreed upon on a case by case basis. The minimum amount for a utilization by way of Fixed-Interest Loan is Euro 250.000,—.

EURIBOR-Credit	–	Loans with fixed interest-rates in Euro on the basis of EURIBOR with interest periods of 1, 3 or 6 months (“Interest Periods”), however not exceeding the Maturity Date (“EURIBOR-Credit”), after a drawdown notice by the Borrower no later than 10:00 a.m. Frankfurt time on the second Business Day prior to the day, on which payment shall be made or a new Interest Period would commence. The minimum amount for a utilization by way of EURIBOR-Credit is Euro 250.000,—.

Each drawdown notice must specify the designated amount of the utilization and the duration of the Interest Period chosen and shall be irrevocable. Business Day is any day (except Saturdays and Sundays) on which banks are open for general business in Cologne, Germany.

If the Interest Period does not end on a Business Day, the Interest Period is extended to the following Business Day, unless this day falls within the next calendar month. In this case the Interest Period ends on the immediate previous Business Day.

§ 4 – Utilization of the Guarantee Facility

Guarantee Facility	The Guarantee Facility may be utilized through indemnities and bank guarantees issued upon instructions of the Borrower, which can also be issued denominated in foreign currency on a case by case basis. The Borrower shall give the instruction to issue a bank guarantee using the wording in each case prepared by the Bank.

Conditions for Guarantees:	Each utilization of the Credit Facility by way of bank guarantee is subject to the Conditions for Guarantees of the Bank, which take priority over the General Business Conditions of the Bank.

Duration of Bank Guarantees:	Each bank guarantee issued shall have a limited contractual term not exceeding 3 years. If a limited contractual term can not be agreed upon, the economical lifetime (until the expected expiration of the bank guarantee issued) shall not exceed 3 years.

Conditional Acceptance:	Before accepting an instruction to issue a bank guarantee the Bank is entitled to consider such instruction with respect to its feasability under legal, economical and policy aspects.

Utilization in foreign currency	All afore mentioned utilizations may be made in foreign currency, namely in US Dollar, japanese Yen, “Schweizer Franken”, Pound Sterling or with prior consent of the Bank in every other currency which is freely available, convertible and transferable in the European interbank market.

§ 5 – Utilisation of the Credit Facility by Affiliated Companies

(1)	Utilization by Affiliated Companies

Affiliated Companies may in deduction of the respective Cash Credit Facility and based on the corporate guarantee in the amount of EUR 9,000,000.00 by the Borrower as set out in the Annex 1 to this Credit Facility Agreement (hereinafter the “Corporate Guarantee”) – only by written request of the Borrower delivered to the Bank - utilise the Cash Credit and Guarantee Facility by drawing separate cash credit and guarantee facilities up to an aggregated amount of EUR 9.000.000,00 in total, within the banking business relationship at domestic or foreign branches and / or subsidiaries of the Bank (hereinafter “Lending Office”) in compliance with the following conditions (hereinafter: “Affiliated Facilities”). No Lending Office shall hereby be obliged to make available Affiliated Facilities.

The utilization of Affiliated Facilities by the respective Subsidiary shall be effected on the basis of separate facility agreements concluded between the respective Subsidiary and the Lending Office.

(2)	Allocation of Subsidiary Facilities

The current allocation of the Affiliated Facilities to the respective Affiliated Companies as well as to the respective Lending Offices shall be reflected in Enclosure 1 as attached to the Corporate Guarantee at any point of time. In case of a change of the current allocation of the Affiliated Facilities, Enclosure 1 of the Corporate Guarantee shall be amended accordingly; in case of such amendment, the arrangements entered into in this Credit Facility Agreement shall remain unaffected.

(3)	Exemption from Banking Secrecy

The Borrower liberates the Bank towards the other Lending Offices from the obligations of Banking Secrecy with respect to all matters concerning this Credit Facility as well as the Affiliated Facilities.

§ 6 – Repayment

(1)	The Borrower shall repay all amounts outstanding under the Facility in full at latest upon termination of the Credit Facility Agreement unless otherwise agreed.

(2)	If after the termination of the Guarantee Facility bank guarantees issued are outstanding and the collateral provided to the Bank does not cover the full amount of any risk resulting from such guarantees, the Borrower shall procure that the Bank be released within a reasonable period of time of its obligations under such bank guarantees. The Borrower is entitled to provide the Bank instead with security by pledge of an amount in cash and in the corresponding currency of the bank guarantees issued. Section 10 of the Conditions for Guarantees remains unaffected.

§ 7 – Rates of Interest / Fees

(1)	General

(a)	Authorization for debiting

The Bank is entitled to debit due interest, commission, remuneration and fees to the account No 460 0280255 of the Borrower unless otherwise agreed.

(b)	Arrangement Fee

For the efforts of the Bank in connection with the arrangement of this Credit Facility the Bank charges a flat fee in the amount of Euro 20.000,—. The arrangement fee will become due upon effectiveness of the Credit Facility Agreement.

(c)	Commitment Fee

For holding available the Credit Facility the Bank charges a commitment fee in the amount of 0,75% p.a. of the unutilized Aggregate Cash Credit Facility Amount of IPG Laser GmbH.

(2)	Cash Credit Facility

(a)	Interest rate for current account cash advances

The rate of interest for current account cash advances in Euro is the percentage rate per annum which is the sum of the monthly EONIA-average rate and the margin.

The margin is 1.5 % p.a..

Interest will be calculated on the basis actual/360. Amounts will be debited monthly in arrears and upon termination of the Credit Facility Agreement.

The monthly EONIA-average rate is the interest rate as determined by the Bank at the end of each month for that respective month as the monthly average of the European Over-Night Indexed Average.

(b)	Interest for Fixed Interest Loans

The Interest rate for Fixed-Interest Loans and the settlement of the interest will be determined in each individual case beforehand and by mutual consent.

(c)	Interest for EURIBOR-Credit

For EURIBOR-Credit in Euro the Bank charges interest to the Borrower within the agreed upon Interest Period in the amount of the relevant EURIBOR plus margin of 1.25 % p.a. of the respective utilization. Interest are due at the end of the respective Interest Period and will be calculated by calendar days on the basis of actual / 360 days.

(d)	Utilization in foreign currency

The Interest rate for utilization in foreign currencies and the settlement of the interest will be determined in each individual case beforehand and by mutual consent.

(3)	Guarantee Facility

(a)	Commission on Bank Guarantees:

Unless otherwise determined beforehand for a certain bank guarantee the commission on bank guarantees is 1,0 % p.a., minimum Euro 250,— p.a. (respectively Euro 75,— every quarter) until further notice.

The commission on bank guarantees shall be calculated for each year or part thereof commenced and become due and payable in advance.

(b)	Fee for the Issuance of Bank Guarantees:

The Borrower shall pay a fee for each issuance of a bank guarantee (as well as for any amendment thereafter). The fee is Euro 100,— for each bank guarantee drafted by the Bank and Euro 150,— for each bank guarantee drafted by third parties / agreed upon separately. The fee is due and payable upon the issuance of the respective bank guarantee.

(c)	Remuneration for Special Services on Bank Guarantees:

The Bank is entitled to further remuneration for services rendered which exceed the standard handling (starting with the instruction of the Borrower until the discharge of the bank guarantee issued) of a bank guarantee issued (e.g. wordings of bank guarantees which require a particular perusal or litigious demands under a bank guarantee issued).The remuneration is calculated by the Bank on the basis of the actual expenditure of time and manpower.

§ 8 – Collateral

The following collateral, in addition to existing collateral if applicable, shall be provided by the Borrower:

An individual Corporate guarantee by IPG Photonics Corporation, Oxford, MA 01540, USA, in form and content satisfactory to the Bank attached as Annex 2 hereto.

Details, especially regarding the purpose of the collateral, are subject to separate agreements, which respectively will be entered into.

§ 9 – Conditions Precedent

The Borrower may utilize this Credit Facility once the following Conditions Precedent are fulfilled and as long as no event of default is outstanding which constitutes or, with the expiry of a grace period and/or the giving of a notice may constitute – e.g. as the case may be with the expiry of a grace period and/ or the giving of a notice - the right to terminate the Credit Facility Agreement for reasonable cause.:

The Conditions Precedent are fulfilled, as soon as the Bank has received all documents and evidence of the Conditions Precedent listed below in form and content satisfactory to the Bank and as long as none of the Conditions Precedent has been revoked or cancelled or any evidence of the Conditions Precedent turned out to be wrong:

(1)	In accordance with German- Money-Laundering Act (“Geldwäschegesetz”, hereafter the “GwG”) all information required by law (§ 1 subpara. 6 GwG) regarding the beneficial owner/s and the Declaration of the Borrower according to the GWG with regard to this Credit Facility Agreement have been submitted to the Bank.

(2)	The Bank has received the following documents from the Borrower:

•	Actual extract from the Commercial Register;

•	Articles of association incorporating all amendments if any;

•	Board resolution authorizing the directors of the Borrower to sign the Credit Facility Agreement on behalf of the Borrower according to the company documents if required.

(3)	The agreed collateral is in full force and effect;

(4)	No event of default is outstanding which constitutes or, with the expiry of a grace period and/or the giving of a notice would constitute the right to terminate the Credit Facility Agreement for reasonable cause

(4)	The Borrower is not in default with any obligation vis-à-vis the Bank,

(5)	The Bank has received a written confirmation of the Borrower stating that the Credit Facility to be drawn by it under this Credit Facility Agreement is being solely drawn for its own account and that it is not acting for another person as beneficial owner within the meaning of Section 1 para 6 of the German Anti-Money-Laundering Act (Geldwäschegesetz).

The Bank may allow utilization without the above conditions being satisfied. The obligation of the Borrower to comply with the conditions of utilization remains unaffected hereby unless the Bank has definitely and expressly waived compliance with certain conditions [in writing].

§ 10 – General Undertakings

Until all liabilities under this Credit Facility Agreement have been fully and finally discharged the Borrower undertakes the following obligations:

(1)	Information

The Borrower undertakes to keep the Bank always informed of the current economic conditions of the Borrower and, as the case may be, the current economic conditions of the Borrower’s group of companies.

For this purpose the Borrower will, in particular, without prior request immediately upon completion and in any event within 6 months after the end of each of its financial years provide the Bank with

•	an original of its audited financial statement, at least with the content required by law, including notes and management report;

•

the audited consolidated financial statement (consolidated balance sheet, consolidated statement of income and notes) together with the group management report of the Borrower’s group of companies including the respective auditor’s reports;

•	a revolving 1 year forecast for the group and the borrower (each in content and credit assessment satisfactory to the bank);

•	actual table of remaining line-of-credit facilities of the group (amount, maturity, purpose, collateralization).

Furthermore, the Borrower will provide the Bank with quarterly reports including lists of the places of businesses, undertakings, product areas, trade receivables from third parties, inventory, report on the development of the financial condition, status report, variance analysis of IPG Photonics Corp. and IPG Laser GmbH.

The Borrower will provide upon the Bank’s demand further information and documents which give insight into its economic condition.

The Borrower will inform the Bank immediately in case material adverse changes or divergences in regard to the information given or documents handed over (including plan figures and projections) occur or in case it becomes apparent or there is evidence indicating that information given or documents handed over are incomplete or incorrect.

(2)	Purpose

The Borrower undertakes to verify to the Bank on demand, also repeatedly, by appropriate documents that the Facility has been used for the agreed purpose. The Bank is not obligated to the Borrower to verify that the Facility has been used for the agreed purpose.

(3)	Pari Passu / Negative Pledge

Until all liabilities under this Credit Facility Agreement have been discharged the Borrower undertakes the following obligations:

The Borrower undertakes not to provide or permit Affiliated Companies, its shareholders or any other person to provide any collateral to third parties for similar credit facilities (regarding terms of, e.g. the amount, period, tenor and purpose) of the Borrower, his direct and indirect partners or affiliated Companies and not to incur or let incur any liabilities which require the provision of any collateral of any kind for such credit facility to third parties without allowing the Bank to participate before or at the same time and in the same rank in this collateral or providing the Bank with equal collateral (Pari Passu).

Exception is made for

•

all existing collateralized credit facilities and loans of the Borrower (collateralized by e.g. mortgages) as mentioned in Annex 2 which is an integral part of the credit agreement, and renewals thereof,

•	not similar credit facilities with a term of 4 years or more,

•	liens securing new indebtedness not in excess of Euro 5 million on a cumulated basis and

•	supplier’s collateral as common in trade or industry (e.g. purchase money debt) and banking collateral as required by banks’ General Business Conditions.

(4)	Ownership / Change of control

The Borrower undertakes to procure that the current ownership in the Borrower, on which the willingness of the Bank to grant the Credit Facility and to permit all utilization hereunder is based, will remain unchanged. If a change in the current ownership / change of control occurs, the parties will reach an agreement satisfactory to both sides on the continuation of the Credit Facility Agreement on changed terms and conditions, e.g., in respect of interest rates, collateral, or other agreements, prior to the occurrence of such a change.

Control is the holding of at least 30 % percent of voting rights of the Borrower. Voting rights shall be assigned according to section 30 of the German Law for Regulation of Public Offerings for the Purchase of Securities and Buy-outs (Gesetz zur Regelung von öffentlichen Angeboten zum Erwerb von Wertpapieren und von Unternehmensübernahmen.).

(5)	Credit Facitilies with other financial institutions

The Borrower will inform the Bank about new credit agreements or about material changes in existing credit agreements with other financial institutions (e.g. increases, terminations or demands for additional collateral) in advance if they are under negotiation and otherwise immediately upon their effectiveness.

If credit by issuance of bank guarantees is being granted to the Borrower by several lenders, the Borrower shall utilize the Credit Facility in a way that such utilization does not result in a concentration of risk (e.g. through certain types of bank guarantee) with the Bank in comparison to the other lenders.

(6)	Information and Cooperation regarding Credit by way of Bank Guarantee

The Borrower undertakes,

a)	to provide the Bank in individual cases with all information required by the Bank regarding the claim collaterized by the bank guarantee issued,

b)	to inform the Bank without delay of any changes of single and specific risks regarding a bank guarantee issued and arising from the claim collaterized by such bank guarantee (e.g. threatening or pending dispute regarding the settlement of the claim collaterized by the bank guarantee as agreed upon), as soon as a demand under the bank guarantee issued is threatened to provide the Bank upon demand and free of charge with all information and documents deemed necessary by the Bank for the verification of such right, to give the Bank all reasonable support and to specify qualified and responsible employees of the Borrower and place them on demand of the Bank for this purpose and to the extent necessary at the Bank’s disposal.

(7)	Information with respect to Affiliated Companies

The Borrower undertakes to inform the Bank in advance if an Affiliated Company ceases to be an Affiliated Company.

§ 11 – Termination for reasonable cause without notice:

A reasonable cause which entitles the bank to terminate this Credit Facility Agreement according to no. 19 section 3 of the General Business Conditions without notice is also and especially given if:

(1)	the Borrower does not comply with the General Undertakings or other material obligations under this Credit Facility Agreement or under any collateral agreement entered into in connection with this Credit Facility Agreement, or

(2)	a change of ownership / change of control occurs and the parties do not reach an agreement on the continuation of the Credit Facility Agreement on changed terms and conditions, e.g. in respect of interest rate, collateral, or other agreements, in due time, or

(3)	any other financial indebtedness of the Borrower, the guarantor IPG Photonics Corporation or any of their affiliated Companies is not paid when due or is declared, or capable of being declared, due and payable by any creditor(s) thereof prior to its specified maturity by reasons of the occurrence of an event of default (howsoever described) and the aggregate of all such other financial indebtedness as aforesaid exceeds an amount of Euro 1.000.000,— or the equivalent thereof in any other currency or currencies (“Cross Default”), or

(4)	a reasonable cause within the meaning of no. 19. section 3 of the General Business Conditions of the Bank is given with respect to any Affiliated Company and its utilisation regarding Clause 5 of the Credit Facility Agreement.

§ 12 – MISCELLANEOUS

(1)	Hedges

If the Bank and the Borrower have executed or will execute – whereto the Bank is not obligated – hedging transactions for the coverage of interest risk or currency risk also arising from this Credit Facility Agreement, these transactions are independent of the Credit Facility Agreement. A termination of the Credit Facility Agreement will have no effect on the validity of the hedging transactions.

(2)	Foreign exchange risk

Any utilization in foreign currencies must be repaid in the same currency, irrespective of changes in the exchange rate in the meantime. Amounts outstanding in foreign currencies will be accounted as utilization of the Credit Facility Amount / respective partial credit facility amount at any time on the basis of the respective current exchange rate to the Euro, as determined and published by the Bank on the Internet around 13:00 Frankfurt time of every trading day. If fluctuations in the exchange rate result in the total of amounts outstanding exceeding the Credit Facility Amount / respective partial credit facility amount, the Bank shall be entitled to demand security by pledge of an Euro-amount in cash to the extent to which the amounts outstanding exceed the Credit Facility Amount / the respective partial credit facility amount.

(3)	Withholding Tax

Any amount payable by the Borrower hereunder will be paid free and clear of and without deduction of any withholding taxes. Withholding taxes are taxes, duties or governmental charges of any kind whatsoever which are imposed or levied in, by or on behalf of the country in which the Borrower is situated, and which are deducted from any payment hereunder. If the deduction of withholding taxes is required by law, then the Borrower shall pay such additional amounts as may be necessary in order that the net amounts received by the Bank after such deduction shall equal the amount that would have been receivable had no such deduction been required.

(4)	Transfer of the Credit Risk to third parties with disclosure of information

The Bank is entitled to transfer the economic risk of this credit facility, in whole or in part, to third parties or to use its claims resulting from this credit facility for refinancing purposes (inter alia by sub-participation, transfer or pledge of the claims including the respective collateral) and to provide the relevant information to the respective third parties. Albeit, the Bank will remain the Borrower’s contractual counterparty in accordance with the terms and provisions of this Credit Facility Agreement.

The Bank is also entitled to provide the relevant information to persons who have to be involved in the execution of the transfer due to technical or legal reasons and who are obligated, contractually or by law or by professional obligation to confidentiality, to keep all information received confidential, e.g. auditors, and to credit rating agencies.

Third party within the above meaning can be any member of the European system of central banks, any financial institution, any finance company, any insurance company, any pension fund, any investment company or any special purpose vehicle for securitization purposes.

(5)	Expenses and Indemnity

The Borrower shall reimburse the Bank for all reasonable and necessary costs and expenses in connection with the enforcement and/or preservation of its rights (in court or extrajudicial) against the Borrower including the enforcement and realization of collateral.

(6)	Judgement Currency

Payments made by the Borrower to the Bank pursuant to a judgement or order of a court or tribunal in a currency other than that of the Facility (the “Facility Currency”) shall constitute a discharge of the Borrower’s obligation hereunder only to the extent of the amount of the Facility Currency that the Bank, immediately after receipt of such payment in such other currency, would be able to purchase with the amount so received on a recognized foreign exchange market. If the amount so received should be less than the amount due in the Facility Currency under this agreement, then as a separate and independent obligation which gives rise to a separate cause of action the Borrower is obliged to pay the difference.

(7)	Choice of Law and Juridiction

THIS AGREEMENT AND ALL RIGHTS OR OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE FEDERAL REPUBLIC OF GERMANY.

THE BORROWER HEREBY SUBMITS TO THE JURISDICTION OF THE COMPETENT COURTS OF SIEGEN, GERMANY, AND, AT THE OPTION OF THE BANK, OF THE COMPETENT COURTS OF ITS DOMICILE. BORROWER A HEREBY IRREVOCABLY APPOINTS IPG LASER GMBH, BURBACH, GERMANY AS ITS AGENT FOR SERVICE OF PROCESS OR OTHER LEGAL SUMMONS IN CONNECTION WITH ANY ACTION OR PROCEEDINGS IN GERMANY ARISING UNDER THIS AGREEMENT. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE THAT SUCH PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM.

(8)	Waiver of Jury Trial

EACH OF THE BORROWER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT FACILITY AGREEMENT

(9)	Amendments

Any amendment to this credit agreement is required to be made in writing.

(10)	Effectiveness

This credit agreement becomes effective upon receipt by the Bank of the credit agreement duly signed by all parties.

With effectiveness – and only after all Conditions Precedent are fulfilled satisfactorily to the Bank - this credit agreement amends the credit facility agreement dd. 23.06.2010 between the Bank and the Borrower. Utilization under such credit agreement will be accounted as utilization of the Credit Facility respectively.

(11)	Severability Clause

Should any provision of this Agreement be unenforceable or invalid, the other provisions hereof shall remain in full force and effect.

Declaration according to the Anti-Money Laundering Act

The Borrower hereby confirms to the Bank that the Credit Facility under this Credit Facility Agreement is being solely drawn for its own account

Burbach, Germany, 18 June 2012	/s/ Eugene Scherbakov
(Place, Date)	(Signature of the Borrower)

This credit agreement will be specified by citing the date in the headline on the first page.

Deutsche Bank AG
Filiale Deutschlandgeschäft

Siegen, 18 June 2012	/s/ Joachim Gartz	/s/ Hans-Werner Bieler
Place, Date

IPG Laser GmbH

Burbach, 18 June 2012	/s/ Eugene Scherbakov
Place, Date

As guarantor only:

IPG Photonics Corporation

Oxford, Massachusetts, 26 June 2012	/s/ Timothy P.V. Mammen
Place, Date